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                                                                      EXHIBIT 11

                      MBIA INC. AND SUBSIDIARIES

         for the Years Ended December 31, 1995, 1994 and 1993

       Computation of Earnings Per Share Assuming Full Dilution

               (In thousands except per share amounts)

                                   1995         1994         1993
                                 --------     --------     --------
Net Income                       $271,419     $260,209     $259,033
                                 ========     ========     ========

Fully diluted shares:

 Average number of common
  shares outstanding               41,763       41,686       41,963

 Assumed exercise of
  dilutive stock options              559          402          504
                                ---------     ---------    --------
                                   42,322       42,088       42,467
                                 ========     ========     ========

Earnings per share assuming
 full dilution                   $   6.41     $   6.18     $   6.10
                                 ========     ========     ========